Exhibit 99.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Goldman Sachs BDC, Inc. (formerly Goldman Sachs Liberty Harbor Capital, LLC) of our report dated March 28, 2013 except for the effect of the conversion to a Delaware corporation discussed in Note 1 as to which the date is August 12, 2013, relating to the financial statements of Goldman Sachs Liberty Harbor Capital, LLC, which appear in such Registration Statement.  We also consent to the references to us under the headings "Selected Financial And Other Information" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 12, 2013